Exhibit 10.63

Agreement of E-YA Kids Interactive English Project

Party A : Shanghai Children's Library.

Address: 962 West Nanjing Road, Shanghai

Phone: 86-21-62174406

Fax: 86-21-62170496

Party B: Shanghai Broadband Network Inc.

Address: Suite 1212-1214, Tomson Commercial Building, 710 Dong Fang Road, Shanghai

Phone: 86-21-58305900

Fax: 86-21-58200364

1. Cooperation

1 Party A, as the training center, shall provide the effective and legal education training license, place, education organizing and recruitment. Party B, as E-Ya Kids interactive English project resource provider, shall provide all course contents, technical platform and support, and post service. Party A and Party B cooperate on Kids English training service project.

2 Both Party A and Party B agree that Party A utilize E-Ya Kids interactive English and all relevant course resources, course support, technical support, tutor training and course guidance provided by Party B to run the training center independently.

2. Operation Mode

Term of agreement has two parts, probation and regular part. The first 3 months is the probation term; Right after party A starts the first class, the 1 year regular term starts.

3. Class

1 Class Scale: Maximum 20 person/ Minimum 10 person per class

2 Schedule: Mon-Fri night, Sat-Sun full day, 40 minutes per class, 3 classes per week.

3 Class availability: Available all time and scroll running.

4 Course arrangement

Total 6 levels, each level 4 months.

3.5 Class mode : all lessons are given by Chinese teachers

4. Obligations and Rights of Party A

1. Rights of Party A

A) Starting from the day of cooperation, Party A will be the authorized training place of E-Ya Kids interactive English which is provided by Party B, and party A can use the Logo of E-Ya Kids interactive English.

B) During the probation, Party B will provide the Design of the brochure, the post to Party A.

C) Party A can establish the training course at the following address:

962 West Nanjing Road, Shanghai. Shanghai Children's Library

Based on the evaluation and discussion by both sides, Party A has the priority to add more training places other than the above one, but needs the written application and approval from Party B

D) Any description of party A and party B's cooperation on the media ( Paper, TV, Radio, Website etc.) provided by Party A shall be sent to party B in advance. If any disagreement occurs, both parties shall discuss friendly and Party B has the right for final definition.

E) Party A has the right to get the teacher training during probation term and the non-periodic teacher training during the regular term. Party B will assign a special person to deal with the problems on the cooperation.

2 Obligations of Party A

A) Party A is responsible for the daily management of Kids English courses, the management of the teachers and all kind of services to the students and their parents. Party A shall assure the normal operation of E-Ya Kids interactive English project during the agreement term.

B) Party A shall collect the market demand information and project development information, and adjust the recruitment in time.

C) Party A shall promote E-Ya Kids interactive English course in its training center and try to increase the recruitment. If the student number is less than what stats in the agreement in the first 3 months, Party B has the right to redefine the cooperation mode.

D) Party A is responsible for handling all the services, complaints and enquiries. Party B will provide the relevant instruction and support.

E) Party A will establish the English teacher team for E-Ya Kids interactive English project, and undertake all the cost of teaching E-Ya Kids English course.

F) The tuition is specified by party B. Party A shall adjust the tuition in accordance with any tuition adjustment on E-Ya Kids interactive English project specified by party B. Without the written approval, party A shall not adjust the tuition.

5. Obligations and Rights of Party B

1. Rights of Party B

A) Party B has the right to acquire the information of project development periodically. Party B will provide the instruction and support to party A's courses.

B) Party B shall be the only cooperator of Kids English Project with Party A, Party A shall not introduce any other similar courses during the agreement term.

C) Party B participates and reviews the Ads materials.

D) In the agreement term, party A shall undertake the legal and economic problems caused by party A's mistakes, and party B has the right to terminate the agreement reserve the right for the final definition.

E) All copyrights of E-Ya Kids interactive English resources are reserved by Party B.

2 Obligations of Party B

A) Party B shall provide all E-Ya Kids interactive English resources.

B) Party B shall provide the technical support and network maintenance.

C) Party B is responsible for the introduction of advanced education materials, upgrading software, providing improved E-Ya Kids interactive English learning system, providing perfect online/offline course education materials to party A.

D) Party B is responsible for the non-periodical training courses for the teachers from Party A.

E) Party B shall continuously develop the English teaching references and provide them to Party A with preferential prices.

F) Party B shall assign a person to coordinate the project for both parties. Party B shall also provide the teaching instructor to help solving the problems in the classes.

G) Party B shall provide high quality customer service and technical support, solve the technical problem in time.

H) Party B shall assist party A's recruitment. Party B provides one time training on recruitment for Party A

I) The press conferences for E-Ya Kids interactive English held by Party B will release the information about the cooperation with party A.

6. Cooperation Terms

1. Probation term

The probation term is from September 19, 2004 to January 21, 2005. If Party A cannot establish a class or the student number is below the minimum requirement for the class, the agreement will be terminated.

2. Regular term

If the first class is established during probation term, the agreement will be switched to a one-year regular term, starts from the beginning of the class.

7. Payment

1. Learning material: Party A shall establish at least one class per month and purchase minimum 15 sets of Learning materials, if less than 15 sets, no discount, if exceeds 15 sets (inclusive), there will be 15% off (RMB238 per set)

2. The minimum annual purchasing amount of learning material is 150 sets. If less than 150 sets, Party B as the right to switch the cooperation mode of E-Ya Kids interactive English project.

3. Learning material discount table
Quantity	Discount (% off)	Price
Below 15	N/A	RMB 280.00
15	15%	RMB 238.00
16-30	20%	RMB 224.00
31-50	25%	RMB 210.00
51-70	30%	RMB 196.00
71-90	35%	RMB 182.00
91-149	40%	RMB 168.00
Above 150 (inclusive)	50%	RMB 140.00

4. One time purchase with 30 sets will have 25% discount, with 50 sets will have 30% discount.

5. Tuition: For each newly established class, 10% of the tuition will pay to party B for the software utilization and party B will use the money for advertising, put party A's new class and recruitment information on party B's website and "E-Ya Kids interactive English" network platform for all subscribers.

6. Payment of tuition: Before the 5th of next month, the tuition of last month shall be paid. If delay more than 3 days, Party A shall pay the penalty of 0.5% to party B.

7. Delivery of Learning material : With the purchasing of more than 10 sets, party B is responsible for the delivery. If less than 10 sets, party A is responsible for the delivery.

8. Payment of learning materials: Learning materials will be delivered with 5 days when the payment received.

9. Exchange and Refund: There will be no refund after delivery. The material with quality problem can replaced.

8. The restrictions of use, copy, transferring and disclosure

1. Party A shall utilize the resources of E-Ya Kids interactive English provided by Party B strictly based on the agreement.

2. Party A shall not edit and/or change the contents of the resources provided by Party B without the written permission from party B

3. Party A shall assure the safety of all resources. Party A shall undertake the legal and economic responsibility for any disclosure on the information and application service resources provided by Party B caused by the intention, carelessness, technical or other reasons from Part A.

4. During the agreement term, Party A shall not transfer the rights and obligations partially or entirely to the third party.

5. 2 months before the termination of this agreement, both parties will discuss the future cooperation and party A has the priority to extend the agreement. If the agreement is terminated, Party A shall not continue to establish the new class in the name of E-Ya Kids interactive English.

9. Confidential information

Both Parties shall not disclose the business secrets obtained from the implementation of this agreement, and only use them for this agreement.

10. Term and Termination

1. This agreement will be effective for 1 year and only valid with signatures and stamps. After the expiration, the agreement will be extended for another year by default if there is no disagreement brought up by any of the two parties.

2. There could be a supplementary agreement signed by both parties for new cooperation and attach to this agreement within the term of this agreement.

3. Either party with a proposal of change or termination of this agreement shall send the notice to the other party 1 month in advance in written form. The other party shall reply within 1 month after receive the notice, otherwise the agreement will be terminated with no reply.

11. Any dispute on this agreement will be dealt through legal action.

12. Any unfinished issues will be put into the supplementary agreement.

13. This agreement has 4 copies, 2 copies for each party

Appendix 1

E-Ya Kids interactive English course and learning material price

1) Class Schedule
Levels	Total Classes	Classes per week	remarks
1	48	3	The total weekly class number could be adjustable with the same (48) total level classes
2	48	3
3	48	3
4	48	3
5	48	3
6	48	3

2) Tuition
Item	Class Mode	Fee for each class	Monthly Fee	Total Tuition (4 months)
1	Chinese teacher	RMB 10 / per class	RMB 120	RMB 480

3) Learning material
Level	Material Price	Material Contents	Bonus Package
1	280.00	English 1 +Learning Card (4 months) + student manual	Game card x1, parents manual, narrow band CD x1, toy x1
2	280.00	English 2 +Learning Card (4 months) + game card	Games card x 2
3	280.00	Letters + Pronunciation + Learning Card (4 months)	Toy x 2
4	280.00	Surfing English 1 + Learning Card (4 months)	Surfing parents manual x1 Game card x1
5	280.00	Surfing English 2 + Learning Card (4 months)	Toy x1
6	280.00	reading 1 +Learning Card (4 months)	Game card x2